Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2010, relating to the financial statements and financial statement schedule of Georgia Power Company appearing in the Annual Report on Form 10-K of Georgia Power Company for the year ended December 31, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP

Atlanta, Georgia
March 1, 2010